Exhbit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 22 2018 (the “Effective Date”), is by and between CYTODYN INC., a Delaware corporation (the “Company”) and Nitya G. Ray (the “Employee”).

W I T N E S E T H:

WHEREAS, the Company desires to employ the Employee as its Chief Technology Officer – Head of Process Sciences, Manufacturing & Supply Chain, and the Employee desires to accept such employment, on the terms and conditions set forth in this Agreement. This position serves as a named executive officer of the company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERMINATION OF PRIOR AGREEMENT; TERM OF AGREEMENT

Section 1.1 Employment and Acceptance. During the Term (as defined in Section 1.3), the Company shall employ the Employee, and the Employee shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2 Term. The employment relationship hereunder shall be for the period (such period of the employment relationship shall be referred to herein as the “Term”) commencing on the Effective Date and ending upon the Employee’s employment hereunder by either party hereto pursuant to the terms of Section 4.1, Section 4.2, Section 4.3 or Section 4.4. In the event that the Employee’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.3(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1 Title. The Company shall employ the Employee to render exclusive and full-time services to the Company. The Employee shall serve in the capacity Chief Technology Officer – Head of Process Sciences, Manufacturing & Supply Chain

Section 2.2 Duties. Subject to the direction and authority of the Board of Directors of the Company (the “Board”), the Employee shall have direct responsibility for the day to day management and advancement of the Company’s biologic manufacturing activities, including responsibility for all Chemistry and Manufacturing Control (“CMC”) processes of PRO 140, including, without limitation, managing consultants of the Company with respect to CMC-related issues. In addition, the Employee will advise the Chief Executive Officer of the Company on all tactical and strategic issues related to CMC matters. The Employee shall report to, and be subject to the lawful direction of, the CEO. The Employee agrees to perform to the best of his ability, experience, and talent those acts and duties, consistent with the position of Chief Technology Officer – Head of Process Sciences, Manufacturing & Supply Chain as the CEO shall from time to time direct. During the Term, the Employee also shall serve in such other Employee-level positions or capacities as may, from time to time, be reasonably requested by the CEO.

Section 2.3 Compliance with Policies, etc. During the Term, the Employee shall be bound by, and comply fully with, all of the Company’s policies and procedures for officers, directors and/or employees in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, if any, compliance manual, codes of conduct and any other memoranda and communications applicable to the Employee pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Employee’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4 Time Commitment. During the Term, the Employee shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates (as defined below)) and shall devote substantially all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the CEO’s prior written consent, provided that the foregoing shall not prevent the Employee from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing the Employee’s passive personal investments and affairs, or (iii) serving on the board of directors (or similar governing bodies) of not more than two (2) other corporations (or other business entities) that are not competitors of the Company, its subsidiaries or any of its other Affiliates (as determined by the Board), so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the CEO). As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.5 Location. The Employee’s principal place of business for the performance of his duties under this Agreement shall be in East Hanover, New Jersey. Notwithstanding, the foregoing, the Employee shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1 Compensation and Benefits. For all services rendered by the Employee in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Employee shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Term, the Company shall pay the Employee a base salary (the “Base Salary”) at the annualized rate of $335,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Employee’s Base Salary shall be subject to periodic adjustments as the CEO or Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate, but shall not be reduced to an annualized rate below $335,000. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time.

(b) Annual Bonus. For each fiscal year ending during the Term (beginning with the fiscal year ending May 31, 2019), the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to fifty percent (50%) of the Base Salary earned by the Employee for such fiscal year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Employee’s individual objectives, in each case, as established by the CEO or Board or the Compensation Committee (taking into account the input of the Employee with respect to the establishment of the Employee’s individual objectives) for the fiscal year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Employee’s individual performance objectives for a year shall be made by the Board or the Compensation Committee, in its reasonable discretion. Each Annual Bonus for a fiscal year, to the extent earned, will be paid in a lump sum no later than March 15 of the calendar year immediately following the year in which such Annual Bonus was earned. Each Annual Bonus shall be payable in cash or, in the discretion of the Board and/or Compensation Committee, fifty percent (50%) in cash and (50%) in unrestricted Shares under (and as defined in) the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), or any successor equity compensation plan as may be in place from time to time (collectively with the 2012 Plan, the “Plan”), subject to the availability of shares under the Plan. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Employee to receive an Annual Bonus, the Employee must be actively employed by the Company at the time of such payment.

(c) Sign-on bonus. A sign-on bonus of $100,000 will be paid in the following terms: $50,000 will be paid after three months of employment and the rest $50,000 will be paid after six months of employment

(d) Equity Compensation. During the Term, subject to the terms and conditions established within the Plan and separate Award Agreements (as defined in the Plan), the Employee shall be eligible to receive from time to time additional Options, Stock Appreciation Rights, Restricted Awards or Other Stock-Based Awards (as such capitalized terms are defined in the Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

(e) Benefit Plans. The Employee shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior Employees of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(f) Paid Vacation. The Employee shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its Employee team.

Section 3.2 Expense Reimbursement. The Company shall reimburse the Employee during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder. In order to receive such reimbursement, the Employee shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1 Termination Without Cause.

(a) The Company may terminate the Employee’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon written notice to the Employee.

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Employee that is intended to result in the Employee’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Employee is convicted of a felony; (iii) willful and continued failure by the Employee to perform the duties or obligations reasonably assigned to the Employee by the Board from time to time, which failure is not cured upon ten (10) days prior written notice (unless such failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Employee materially violates either of the Covenants Agreements (as defined in Section 5.1 below).

(c) If the Employee’s employment is terminated pursuant to Section 4.1(a), the Employee shall, in full discharge of all of the Company’s obligations to the Employee, be entitled to receive, and the Company’s sole obligation to the Employee under this Agreement or otherwise shall be to pay or provide to the Employee, the following:

(i) the Accrued Obligations (as defined in Section 4.3(b)); and

(ii) subject to Section 4.5 and Section 4.6, six months of the then-current Base Salary, paid on the Company’s regular payroll schedule (the “Severance Payments”).

Section 4.2 Termination without Cause or for Good Reason within 12 Months following a Change in Control.

(a) Notwithstanding the provisions of Section 4.1, if the Company terminates the Employee’s employment hereunder without Cause (other than by reason of death or Disability) within twelve (12) months following a Change in Control of the Company, or the Employee resigns for Good Reason within twelve (12) months following a Change in Control of the Company, the provisions of this Section 4.2 shall control.

(b) As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company.

However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets. Notwithstanding anything in this clause (ii) to the contrary, in no event shall a license of (or other similar transfer of rights in) PRO 140 be a change in the ownership of a substantial portion of the Company’s assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Employee’s Base Salary; (3) a material diminution in the Employee’s authority, duties or responsibilities; or (4) a relocation by the Company of the Employee’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a 50 mile radius of East Hanover, New Jersey; provided, however, that the Employee must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Employee fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d) If the Employee’s employment is terminated pursuant to Section 4.2(a) (i.e., the Company terminates the Employee’s employment hereunder without Cause, and not by reason of death or Disability, within twelve (12) months following a Change in Control of the Company, or the Employee resigns for Good Reason within twelve (12) months following a Change in Control of the Company), the Employee shall, in full discharge of all of the Company’s obligations to the Employee, be entitled to receive, and the Company’s sole obligation to the Employee under this Agreement or otherwise shall be to pay or provide to the Employee, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.5 and Section 4.6:

(A) a, paid on the Company’s regular payroll schedule.

Section 4.3 Termination for Cause; Voluntary Termination.

(a) The Company may terminate the Employee’s employment hereunder at any time for Cause upon written notice to the Employee. The Employee may voluntarily terminate his employment hereunder at any time for any reason or no reason upon ninety (90) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Employee, to accept the Employee’s notice of resignation and to accelerate such notice and make the Employee’s resignation effective immediately, or on such other date prior to Employee’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Employee’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 or 4.2 of this Agreement or otherwise or constitute Good Reason for purposes of Section 4.2 of this Agreement or otherwise.

(b) If the Employee’s employment is terminated pursuant to Section 4.3(a), the Employee shall, in full discharge of all of the Company’s obligations to the Employee, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Employee, the following (collectively, the “Accrued Obligations”):

(i) the Employee’s accrued but unpaid Base Salary through the final date of the Employee’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) the Employee’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.4 Termination Resulting from Death or Disability.

(a) As the result of any Disability suffered by the Employee, the Company may, upon five (5) days prior notice to the Employee, terminate the Employee’s employment under this Agreement. The Employee’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the Employee’s employment is terminated pursuant to Section 4.4(a), the Employee or the Employee’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Employee or the Employee’s estate, as the case may be, the Accrued Obligations.

Section 4.5 Release Agreement. In order to receive the Severance Payments set forth in Section 4.1, the Employee must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion; provided, that the Company provides the Employee with the form of Release Agreement within 3 days following the Termination Date, and such form does not address subjects other than the release of claim and post-employment restrictions by which the Employee is already bound. The Severance Payments are subject to the Employee’s execution of such Release Agreement within 45 days of the Employee’s receipt of the Release Agreement and the Employee’s non-revocation of such Release Agreement.

Section 4.6 Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments will immediately cease if the Employee materially breaches any of the provisions of either of the Covenants Agreements or the Release Agreement.

Section 4.7 Removal from any Boards and Position. If the Employee’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1 Employee Inventions Assignment and Non-Disclosure Agreement. The Employee acknowledges and confirms that the Confidentiality Agreement executed by the Employee in favor of the Company on October 31, 2015 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding on the Employee, and the Employee further agrees to execute and be bound by the Employee Non-Competition Agreement (such agreement, together with the Confidentiality Agreement, the “Covenants Agreements”) attached hereto as Schedule A, the terms of which are also incorporated herein by reference. The Covenants Agreements shall each survive the termination of this

Agreement and the Employee’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2 Expenses. Each of the Company and the Employee shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3 Entire Agreement. This Agreement and the Covenants Agreements contain the entire agreement of the parties hereto with respect to the terms and conditions of the Employee’s employment during the Term and activities following termination of this Agreement and the Employee’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement and the Covenants Agreements; provided, however, that this Agreement and the Covenants Agreements shall not supersede the Employee’s Consulting Agreement, made effective as of November 3, 2015 (the “Consulting Agreement”), to the extent the provisions of such Consulting Agreement would survive termination of such Consulting Agreement in accordance with Section 8.7 thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, or in the Covenants Agreements. The Employee acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Employee arising under, or relating to, any prior employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement or the Covenants Agreements shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4 No Other Contracts. The Employee represents and warrants to the Company that neither the execution and delivery of this Agreement by the Employee nor the performance by the Employee of the Employee’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound, nor shall the execution and delivery of this Agreement by the Employee nor the performance by the Employee of his duties and obligations hereunder give rise to any claim or charge against either the Employee, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound. The Employee further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Employee shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Employee in this Section 5.4.

Section 5.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Attn: CEO

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Michael J. Lerner, Esq.

If to the Employee, to:

Nitya G. Ray

Any person named above may designate another address by giving notice in accordance with this Section to the other persons named above.

Section 5.6 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of Washington and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7 Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8 Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9 Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto. Signatures delivered by facsimile (including without limitation by “pdf”) shall be deemed effective for all purposes.

Section 5.10 Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11 Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Employee, and the Employee shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or the Employee’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14 Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company. The Employee shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Employee will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Section 4.1 or 4.2 unless the Employee would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

Section 5.17 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Employee, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Employee to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the present-value after-tax economic value of amounts received by the Employee after application of the above reduction would exceed the present-value after-tax economic value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Employee shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of full-value performance-vesting equity or similar awards, then by reducing or eliminating accelerated vesting of full-value time-vesting equity or similar awards, then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Employee in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Employee shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Employee’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.18, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

CytoDyn Inc.

By:	/s/ Nader Z. Pourhassan
Name:	Nader Z. Pourhassan
Title:	President and CEO

EMPLOYEE

/s/ Nitya G. Ray
Nitya G. Ray

SCHEDULE A

Non-Solicitation and Non-Competition Agreement

This Agreement survives and continues to be effective from Dr. Ray’s previous employment with CytoDyn.